UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2016

Horizon Pharma Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-35238	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Connaught House, 1st Floor, 1 Burlington Road, Dublin 4, D04 C5Y6, Ireland

(Address of principal executive offices)

Registrant’s telephone number, including area code: 011-353-1-772-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously announced in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on September 12, 2016, Horizon Pharma plc, a public limited company organized under the laws of Ireland (“Parent” or the “Company”), Misneach Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Purchaser”), and Raptor Pharmaceutical Corp., a Delaware corporation (“Raptor”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”).

Under the terms of the Merger Agreement, Parent, through Purchaser, commenced a tender offer to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Raptor at a price of $9.00 per Share (the “Offer Price”), net to the holder thereof, in cash, without interest thereon (less any required withholding taxes), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 26, 2016 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

The Offer expired at midnight, New York time, at the end of the day on October 24, 2016 as scheduled and was not extended. According to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, a total of 71,590,496 Shares were validly tendered and not properly withdrawn as of the expiration of the Offer, which represented approximately 83% of the then outstanding Shares. The condition to the Offer that there were validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares that, together with the Shares then owned by Parent, Purchaser and their respective controlled affiliates (if any), represent one more than 50% of the sum of (A) the total number of Shares outstanding at the time of the expiration of the Offer (not including Shares tendered pursuant to guaranteed delivery procedures for which the underlying Shares have not yet been delivered) plus (B) the aggregate number of Shares issuable to holders of options to purchase Shares (the “Raptor Options”) from which Raptor has received valid notices of exercise (including payment of any applicable exercise price) prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Raptor Options) plus (C) the aggregate number of Shares issuable to holders of 8.0% Convertible Senior Notes due 2019 of Raptor (the “Raptor Convertible Notes”) from which Raptor has received valid notices of conversion prior to the expiration of the Offer (and as to which Shares have not yet been issued to such exercising holders of Raptor Convertible Notes) had been satisfied and as a result, Purchaser accepted for payment all Shares that were validly tendered and not withdrawn, and payment for such Shares has been initiated by the depositary. In accordance with the terms of the Offer, the depositary will act as agent for tendering stockholders for the purpose of receiving payments for tendered Shares and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In addition, notices of guaranteed delivery have been delivered with respect to 3,014,509 additional Shares, representing approximately 3.5% of the outstanding Shares.

On October 25, 2016, Purchaser completed its acquisition of Raptor pursuant to the terms of the Merger Agreement. Purchaser merged with and into Raptor, in accordance with Section 251(h) of the Delaware General Corporation Law (the “DGCL”), with Raptor continuing as the surviving corporation and as an indirect wholly owned subsidiary of Parent (the “Merger”). Pursuant to the Merger Agreement, at the effective time of the Merger, each Share then outstanding (other than any Shares (i) owned by Parent, Purchaser or Raptor or by any direct or indirect wholly owned subsidiary of Parent, Purchaser or Raptor, (ii) held by a holder who is entitled to demand and who properly and validly demands their statutory rights of appraisal in respect of such Shares in compliance in all respects with Section 262 of the DGCL), was converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon (less any required withholding taxes).

The description of the Merger and the Merger Agreement contained in this Introductory Note does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Parent with the SEC on September 12, 2016.

Item 1.01.	Entry into a Material Definitive Agreement.

Closing of Senior Notes Offering

On October 25, 2016, Horizon Pharma, Inc. (“HPI”) and Horizon Pharma USA, Inc. (“HPUI” and, together with HPI, the “Issuers”), wholly-owned subsidiaries of the Company, completed their previously-announced private placement of $300 million aggregate principal amount of 8.750% Senior Notes due 2024 to several investment banks acting as initial purchasers (collectively, the “Initial Purchasers”) who subsequently resold the notes to qualified institutional buyers as defined in Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the notes to the Initial Purchasers was conducted in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and the initial resale of the notes to qualified institutional buyers was conducted in reliance on the exemption from registration provided by Rule 144A under the Securities Act.

The Company used the net proceeds from the offering of the notes as well as $375.0 million principal amount of incremental term loans under its existing senior secured credit facility to fund a portion of the acquisition of Raptor, repay Raptor’s outstanding debt, and pay any prepayment premiums, fees and expenses in connection with the foregoing.

The Notes and the Indenture

The description of the notes and the guarantees thereof by the Company and certain of its subsidiaries is incorporated herein by reference to the Company’s Current Report on Form 8-K, filed on October 20, 2016. The notes were issued pursuant to an Indenture, dated as of October 25, 2016 (the “Indenture”), among the Issuers, the Company, certain subsidiaries of the Company party thereto as subsidiary guarantors and U.S. Bank National Association, as trustee. The Indenture contains covenants that will limit the ability of the Company and certain of its subsidiaries to, among other things:

•	pay dividends or distributions, repurchase equity, prepay junior debt and make certain investments;

•	incur additional debt and issue certain preferred stock;

•	incur liens on assets;

•	engage in certain asset sales;

•	merge, consolidate with or merge or sell all or substantially all of their assets;

•	enter into transactions with affiliates;

•	designate subsidiaries as unrestricted subsidiaries; and

•	allow to exist certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to the Company.

Certain of the covenants will be suspended during any period in which the notes receive investment grade ratings.

The Indenture also provides for certain events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes to be declared immediately due and payable. The following constitute events of default under the Indenture:

•	default for 30 days in the payment when due of interest on the notes;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on the notes;

•	failure by the Company or certain of its subsidiaries to comply with any of the other agreements in the Indenture (other than a failure to pay interest or principal) for 60 days after receipt of written notice of such failure;

•	one or more defaults shall have occurred under any of the agreements, indenture or instruments under which the Company or certain of its subsidiaries have outstanding debt in excess of $50.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such debt when due and the default has not been cured or the debt repaid in full within 60 days of the default or (b) the default or defaults have resulted in the acceleration of the maturity of such debt and such acceleration has not been rescinded or such debt repaid in full within 60 days of the acceleration;

•	one or more final and nonappealable judgments or orders that exceed $50.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or certain of its subsidiaries and the judgment or judgments are not satisfied, stayed, annulled or rescinded for 60 days;

•	any guarantee by the Company or certain of its subsidiaries shall for any reason cease to be, or shall for any reason be held in any judicial proceeding not to be, or asserted in writing not to be by the Company or certain of its subsidiaries, in full force and effect and enforceable in accordance with its terms, and any such default continues for 10 days; and

•	certain events of bankruptcy or insolvency with respect to the Company or certain of its subsidiaries.

The foregoing description of the Indenture and the notes is not intended to be complete and is qualified in its entirety by reference to the Indenture and the form of note, copies of which are attached hereto as Exhibits 4.1 and 4.2, respectively.

Amendment to Credit Agreement

On October 25, 2016, HPI and HPUI (together, in such capacity, the “Borrowers”) borrowed $375.0 million aggregate principal amount of loans (the “Incremental Loans”) pursuant to an amendment (the “Credit Facility Amendment”) to the Credit Agreement, dated as of May 7, 2015, by and among HPI, the Company, certain subsidiaries of the Company party thereto as subsidiary guarantors, the lenders party thereto from time to time and Citibank, N.A., as administrative agent and collateral agent (as amended, the “Credit Agreement”). The Incremental Loans were incurred as a separate class of term loans under the Credit Agreement with the same terms of the previously outstanding senior secured term loans (the “2015 Loans”) except as described below. The Credit Agreement provides for (i) the 2015 Loans, (ii) the Incremental Loans, (iii) one or more uncommitted additional incremental loan facilities subject to the satisfaction of certain financial and other conditions, and (iv) one or more uncommitted refinancing loan facilities with respect to loans thereunder. The Credit Agreement allows for the Parent and certain other subsidiaries of the Parent to become borrowers under incremental or refinancing facilities.

The obligations under the Credit Agreement (including obligations in respect of the Incremental Loans) and any swap obligations and cash management obligations owing to a lender (or an affiliate of a lender) thereunder are guaranteed by the Company and each of the Company’s existing and subsequently acquired or formed direct and indirect subsidiaries (other than certain immaterial subsidiaries, subsidiaries whose guarantee would result in material adverse tax consequences and subsidiaries whose guarantee is prohibited by applicable law). The obligations under the Credit Agreement (including obligations in respect of the Incremental Loans) and any such swap and cash management obligations are secured, subject to customary permitted liens and other agreed upon exceptions, by a perfected security interest in (i) all tangible and intangible assets of the borrowers and the guarantors, except for certain customary excluded assets, and (ii) all of the capital stock owned by the borrowers and guarantors thereunder (limited, in the case of the stock of certain non-U.S. subsidiaries of the borrowers, to 65% of the capital stock of such subsidiaries). The borrowers and the guarantors under the Credit Agreement are individually and collectively referred to herein as a “Loan Party” and the “Loan Parties,” as applicable.

Borrowers under the Credit Agreement are permitted to make voluntary prepayments of the loans under the Credit Agreement at any time without payment of a premium, except that with respect to the Incremental Loans, a 1% premium will apply to a repayment of the Incremental Loans in connection with a repricing of, or any amendment to the Credit Agreement in a repricing of, such loans effected on or prior to the date that is twelve months following October 25, 2016. The applicable borrowers are required to make mandatory prepayments of loans under the Credit Agreement (without payment of a premium) with (a) net cash proceeds from certain non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (b) casualty proceeds and condemnation awards (subject to reinvestment rights and other exceptions), (c) net cash proceeds from issuances of debt (other than certain permitted debt), and (d) 50% of the Company’s excess cash flow (subject to decrease to 25% or 0% if the Company’s first lien leverage ratio is less than 2.25:1 and 1.75:1, respectively). The 2015 Loans and the Incremental Loans will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount thereof, with any remaining balance payable on May 7, 2021, the final maturity date of the 2015 Loans and the Incremental Loans.

The interest rate applicable to the Incremental Loans is LIBOR plus 4.50%, subject to a LIBOR floor of 1.0% and the pre-existing interest rate for the 2015 Loans was LIBOR plus 3.50%, subject to a LIBOR floor of 1%. The terms of the 2015 Loans provided for an automatic amendment such that the effective yield of the 2015 Loans would not be less than the effective yield of the Incremental Loans minus 0.50%. Consequently, the issuance of the Incremental Loans resulted in an automatic increase of the interest rate applicable to the 2015 Loans to LIBOR plus 4.00%, subject to a LIBOR floor of 1.0% (an effective yield of 5.00%).

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness and dividends and other distributions.

Events of default under the Credit Agreement include: (i) the failure by any Borrower to timely make payments due under the Credit Agreement; (ii) material misrepresentations or misstatements in any representation or warranty by any Loan Party when made; (iii) failure by any Loan Party to comply with the covenants under the Credit Agreement and other related agreements; (iv) certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; (v) insolvency or bankruptcy-related events with respect to the Company or any of its material subsidiaries; (vi) certain undischarged judgments against the Company or any of its restricted subsidiaries; (vii) certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its restricted subsidiaries taken as a whole; (viii) certain security interests or liens under the loan documents ceasing to be, or being asserted by the Company or its restricted subsidiaries not to be, in full force and effect; (ix) any loan document or material provision thereof ceasing to be, or any proceeding being instituted asserting that such loan document or material provision is not, in full force and effect; and (x) the occurrence of a change of control. If one or more events of default occurs and continues beyond any applicable cure period, the administrative agent may, with the consent of the lenders holding a majority of the loans and commitments under the facilities, or will, at the request of such lenders, terminate the commitments of the lenders to make further loans and declare all of the obligations of the Loan Parties under the Credit Agreement to be immediately due and payable.

The foregoing description of the Credit Facility Amendment and the Incremental Loans is not intended to be complete and is qualified in its entirety by reference to the Credit Facility Amendment, a copy of which is attached hereto as Exhibit 99.1, and the Credit Agreement prior to the Credit Facility Amendment, a copy of which is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by Parent with the SEC on May 11, 2015.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The information set forth in the Introductory Note of this Current Report is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 8.01.	Other Events.

On October 25, 2016, the Company issued a press release announcing the expiration and results of the Offer. The press release is filed as Exhibit 99.2 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The financial statements required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01.

(b) Pro Forma Financial Information.

The pro forma financial information required by this Item, with respect to the acquisition described in Item 2.01 herein, will be filed as soon as practicable, and in any event not later than 71 days after the date on which this Current Report was required to be filed pursuant to Item 2.01.

(d) Exhibits.

4.1	Indenture dated as of October 25, 2016 by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 8.750% Senior Note due 2024 (included in Exhibit 4.1).

99.1	Amendment No. 1, dated October 25, 2016, to Credit Agreement, dated May 7, 2015, by and among Horizon Pharma, Inc., as borrower, Horizon Pharma Public Limited Company, as Irish Holdco and a guarantor, the subsidiary guarantors party thereto, as subsidiary guarantors, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

99.2	Press Release, issued by Horizon Pharma plc, dated October 25, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2016	HORIZON PHARMA PUBLIC LIMITED COMPANY

	By:	/s/ Paul W. Hoelscher
Paul W. Hoelscher
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

4.1	Indenture dated as of October 25, 2016 by and between Horizon Pharma, Inc., Horizon Pharma USA, Inc. and U.S. Bank National Association, as trustee.

4.2	Form of 8.750% Senior Note due 2024 (included in Exhibit 4.1).

99.1	Amendment No. 1, dated October 25, 2016, to Credit Agreement, dated May 7, 2015, by and among Horizon Pharma, Inc., as borrower, Horizon Pharma Public Limited Company, as Irish Holdco and a guarantor, the subsidiary guarantors party thereto, as subsidiary guarantors, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent.

99.2	Press Release, issued by Horizon Pharma plc, dated October 25, 2016.